Exhibit (d)(3)

EXECUTION VERSION

AP VIII Queso Holdings, L.P.

One Manhattanville Road

Suite 201

Purchase, NY 10577

January 15, 2014

Queso Holdings Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

43rd Floor

New York, NY 10019

Re:	Equity Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended from time to time, the “Merger Agreement”), by and among CEC Entertainment, Inc., a Kansas corporation (the “Company”), Queso Holdings Inc., a Delaware corporation (“Parent”) and Q Merger Sub Inc., a Kansas corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Parent will acquire the Company by commencing a tender offer followed by a merger of Merger Sub, or a permitted assignee of Merger Sub, with and into the Company, on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement on the date hereof.

1. Commitment. This letter agreement confirms the commitment of each of the undersigned (each, an “Investor” and collectively, the “Investors”), severally and not jointly, and not jointly and severally, subject to the conditions set forth herein and in the Merger Agreement, to purchase, or to cause one or more of their respective Affiliates to purchase, directly or indirectly, equity of Parent for the purpose of enabling (a) Parent to cause Merger Sub to accept for payment and pay for any and all shares of Company Common Stock tendered pursuant to the Offer at the Acceptance Time (the “Offer Amount”) and (b) Parent to make the payments due under Section 3.2(a) and Section 3.4 of the Merger Agreement at the Effective Time (the “Merger Amount”), in each case, in an aggregate amount equal to the percentage of the Aggregate Commitment (as defined below) set forth opposite such Investor’s name on Exhibit A hereto (such amount with respect to each Investor is referred to herein as such Investor’s “Maximum Investor Commitment”); provided that no Investor shall, under any circumstances, be obligated to purchase equity or otherwise provide any funds to Parent in an amount exceeding the amount of such Investor’s Maximum Investor Commitment, and the Investors, collectively, shall not, under any circumstances, be obligated to purchase equity or otherwise provide any funds to Parent in an amount exceeding the Aggregate Commitment. The term “Aggregate Commitment” means an amount equal to $335,000,000 or such lesser amount that in the aggregate suffices to fully fund the Offer Amount and the Merger Amount pursuant to, and in accordance with, the Merger Agreement. Each Investor hereby confirms that it has unfunded capital commitments in an amount not less than such Investor’s Maximum Investor Commitment or such other financial means at its disposal to enable such Investor to pay its Maximum Investor Commitment at such time as such commitment is due and payable and no further internal or other approval is required for such Investor to fulfill its obligations hereunder. An Investor’s Maximum Investor Commitment and such Investor’s obligations under this Section 1 shall be reduced dollar-for-dollar by any amounts required to be paid by such Investor under the Limited Guarantee.

2. Termination. Each Investor’s obligation to fund its Maximum Investor Commitment is subject to the terms of this letter agreement and to (a) with respect to the Offer Amount, (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver by Merger Sub or Parent of the Offer Conditions (other than any conditions that by their nature are to be satisfied at the Offer Closing, but subject to the substantially concurrent satisfaction of such Offer Conditions), (iii) the substantially contemporaneous acceptance for payment by Merger Sub of all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer, and (iv) the prior or simultaneous closing of the Debt Financing pursuant to the terms of the Debt Commitment Letters; and (b) with respect to the Merger Amount, (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver of all of the conditions set forth in Article VII of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the substantially concurrent satisfaction of such conditions), (iii) the substantially concurrent consummation of the Merger in accordance with the terms of the Merger Agreement, and (iv) the prior or simultaneous closing of the Debt Financing pursuant to the terms of the Debt Commitment Letters. The obligation of each Investor to fund its Maximum Investor Commitment will terminate automatically and immediately upon the earliest to occur of (i) the consummation of the Closing and the payment by Parent and Merger Sub of all amounts due by them under the Merger Agreement, (ii) the valid termination of the Merger Agreement in accordance with its terms, (iii) the funding of the Aggregate Commitment, (iv) the payment in full by the Investors of their Guaranteed Obligations (as defined in the Limited Guarantee) pursuant to the Limited Guarantee on the terms and subject to the conditions thereof or (v) the assertion by the Company or any of its Affiliates of any claim against any Investor or its Related Party (as defined below) in connection with the Merger Agreement, the Limited Guarantee, this letter agreement or any of the transactions contemplated thereby or hereby (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), except with respect to any claim for specific performance or other equitable relief against Sponsor under the Confidentiality Agreement, and except, in the case of clauses (iv) and (v) of this Section 2, for a claim brought by the Company or any of its Affiliates seeking specific performance of Parent’s obligation to cause the Equity Financing to be funded to effect the consummation of the Offer and the Merger in accordance with Section 9.8 of the Merger Agreement. Sections 2, 3, 5 and 9 of this letter agreement shall survive any such termination

3. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance hereof, covenants, acknowledges and agrees that no Person other than the Investors shall have any obligation hereunder (subject to the limitations provided herein) or in connection with the transactions contemplated hereby and that, (a) notwithstanding that any Investor may be a partnership, limited partnership or limited liability company, no recourse (whether at law, in equity, in contract, in tort or otherwise) hereunder or under any document or instrument delivered hereunder, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect equity holder, controlling Person, general or limited partner, shareholder, member, manager, director, officer, employee, agent, Affiliate, assignee, Representative or Financing Source or other financing source of any of the foregoing, other than the Investors, Parent, Merger Sub or their respective assignees under the Merger Agreement (any such Person or entity, other than the Investors, Parent, Merger Sub or its respective assignees under the Merger Agreement, a “Related Party”) of any Investor or any Related Party of any such Related Party (including, without limitation, any liabilities or obligations arising under, or in connection with, this Limited Guarantee or the transactions contemplated hereby, or in respect of any oral representations made or alleged to be made in connection therewith or herewith, or with respect of any Legal Action (whether at law, in equity, in contract, in tort or otherwise), including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not any such breach is caused by the Investors’ breach of their obligations under this letter agreement), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by any Related Party of any Investor or any Related Party of any such Related Party under this letter agreement or any document or instrument delivered hereunder (or in respect of any oral representation made or alleged to be made in connection herewith or therewith) or for any claim (whether at law, in equity, in contract, in tort or otherwise) based on, in respect of, or by reason of such obligations hereunder or by their creation. Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person, other than Parent, the Company (to the extent set forth in Section 5 of this letter agreement) and the Investors, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

4. Assignment; Reliance. Except as otherwise provided in this Section 4, this letter agreement and each party’s rights and obligations hereunder shall not be assignable without the prior written consent of each of the parties hereto and the Company and any purported assignment without such consent shall be null and void and of no force and effect. Parent shall be entitled to assign its rights hereunder to an assignee of Parent’s rights and obligations under the Merger Agreement made in accordance with the terms thereof. Each Investor shall be entitled to assign all or a portion of its obligations hereunder to (a) an Affiliate of such Investor or (b) one or more equity providers that agree to assume such Investor’s obligations hereunder; provided, however, that notwithstanding any such assignment, each Investor shall remain liable to perform all of its obligations hereunder. Each Investor acknowledges that the Company has entered into the Merger Agreement in reliance upon, among other things, the commitments set forth herein.

5. Binding Effect. This letter agreement shall be binding on the Investors solely for the benefit of Parent, and nothing in this letter agreement, express or implied, shall be construed to confer upon or give any Person other than Parent any benefits, rights or remedies of any nature whatsoever under or by reason of, or any rights to enforce or cause Parent to enforce, the Aggregate Commitment or any Maximum Investor Commitment or any provision of this letter agreement; provided that the Company may rely upon this letter agreement as an express third party beneficiary, solely in the event that the Company is awarded, in accordance with Section 9.8 of the Merger Agreement, specific performance of Parent’s obligation to cause the Equity Financing to be funded. Each of the Investors and Parent hereby acknowledges and agrees that notwithstanding the foregoing or anything to the contrary set forth herein, the execution and delivery by the Investors and Parent of this Agreement are a material inducement to the Company to enter into the Merger Agreement and that, subject to the terms, conditions and limitations set forth in Section 9.8 of the Merger Agreement, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable remedies to enforce the obligations of the Investors and Parent hereunder. Except as set forth in the first sentence of this Section 5, this letter agreement may only be enforced by Parent at the direction of Apollo Management VIII, L.P. (the “Sponsor”) in its sole discretion, and Parent shall have no right to enforce this letter agreement unless directed to do so by the Sponsor in its sole discretion. Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement. In no event may the Company enforce any aspect of this letter agreement if Parent has paid the Parent Termination Fee. For the avoidance of doubt and notwithstanding anything to the contrary contained in the Merger Agreement or in this letter agreement, and notwithstanding that this letter agreement is referred to in the Merger Agreement, no party other than Parent and, only to the extent provided in the first sentence of this Section 5, the Company, shall have any rights against the Investors pursuant to this letter agreement.

6. Confidentiality. This letter agreement shall be treated as strictly confidential and is being provided to Parent solely in connection with the Merger Agreement and the transactions contemplated thereby. This letter agreement shall not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement and the Limited Guarantee), except with the written consent of each of the Investors. Notwithstanding the foregoing, (a) this letter agreement may be provided to the Company and its directors, officers, employees and advisors and other representatives who have been directed by the Company to treat, and the Company shall cause its directors, officers, employees and advisors to so treat, this letter agreement and its contents as confidential, and (b) Parent, Merger Sub and/or the Company may disclose the existence of this letter agreement and its contents to the extent required by Law, the applicable rules of any national securities exchange or in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement.

7. Indemnity. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless each of the Investors and their Affiliates from and against any and all out-of-pocket losses, damages, claims, costs or expenses suffered or incurred by any of them solely in connection with the Investors or their Affiliates’ direct or indirect ownership of equity of Parent or its successors. Notwithstanding anything in this letter agreement, the Merger Agreement or the Limited Guarantee to the contrary, this Section 7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors, assigns, heirs or representatives of Parent, Merger Sub and their Affiliates. For the avoidance of doubt, nothing in this Section 7 shall affect any of the rights of the Company hereunder.

8. Representations and Warranties. Each Investor represents, warrants and covenants to Parent that: (a) it has (and will continue to have) the requisite capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder; (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership, limited liability company, or corporate action, as applicable, and no other proceedings or actions on the part of it are necessary therefor; (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a legal, valid and binding agreement of it enforceable by Parent and the Company against it in accordance with its terms (subject to the Bankruptcy and Equity Exception); (d) such Investor has (and will continue to have) available funds or uncalled capital at least equal to the sum of the Maximum Investor Commitment plus the aggregate amount of all other commitments and obligations the Investor has outstanding or has such other financial means at its disposal to enable such Investor to pay its Maximum Investor Commitment at such time as such commitment is due and payable; (e) the execution, delivery and performance by it of this letter agreement do not and will not (i) violate any law, rule or regulation or (ii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any material contract to which it is a party, (f) the Maximum Investor Commitment is less than the maximum amount that such Investor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents, and (g) all material consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this letter agreement by it have been obtained or made, and all conditions thereof have been duly complied with an no other action by, and no notice to or filing with, any Governmental Authority, is required in connection with the execution, delivery and performance of this letter agreement.

9. WAIVER OF TRIAL BY JURY. THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS LETTER AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

10. Miscellaneous. This letter agreement may be executed in any number of counterparts (and may be delivered by facsimile transmission or via email as a portable document format (.pdf)), each of which will be deemed an original but all of which together shall constitute one and the same instrument. All issues and questions concerning the construction, validity, interpretation and enforceability of this letter agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Delaware. Each party to this letter agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this letter agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such

Delaware Court of Chancery does not have subject matter jurisdiction over such legal action or proceeding, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have subject matter jurisdiction over such legal action or proceeding, any Delaware State court sitting in New Castle County and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. The parties have participated jointly in negotiating and drafting this letter agreement. If an ambiguity or a question of intent or interpretation arises, this letter agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this letter agreement. No amendment or waiver of any provision of this letter agreement will be valid and binding unless it is in writing and signed by Parent, each of the Investors and the Company.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

AP VIII QUESO HOLDINGS, L.P.

By:	Apollo Advisors VIII, L.P.,
its general partner

By:	Apollo Capital Management VIII, LLC,
its general partner

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

[Signature Page to Equity Commitment Letter]

Accepted and Agreed,

QUESO HOLDINGS INC.

By:	/s/ Scott I. Ross
Name: Scott I. Ross
Title: President

[Signature Page to Equity Commitment Letter]

Exhibit A

Investor	Maximum Investor Commitment (% of Aggregate Commitment)
AP VIII QUESO HOLDINGS, L.P.	$335,000,000 (100.0000%)

Total	$335,000,000 (100.0000%)

A-1